Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR ULTICOM:

Joe Hassett, Senior Vice President

Gregory FCA

877-217-3597

JoeH@GregoryFCA.com

Ulticom Files First and Second Quarter Fiscal 2009 10-Qs with the SEC

Provides Preliminary Third Quarter Financial Results

MT. LAUREL, N.J., October 30, 2009 -- Ulticom, Inc. (the "Company") (Pink Sheets: ULCM.PK - News) today announced its financial results for the first half of fiscal 2009 as reported in Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) covering the first and second quarters of fiscal year 2009. With these filings, the Company has complied with the requirement that it become current in its reporting obligations under the Securities Exchange Act of 1934 by November 9, 2009, which was set forth in the Final Judgment entered on July 22, 2009 in connection with the Company’s settlement of the civil injunctive action that was filed against it by the SEC.

Revenues for the first half of fiscal 2009 (six months ended July 31, 2009) were $23.4 million, down 26% as compared to $31.6 million for the first half of fiscal 2008. The Company reported a net loss of $1.4 million, or ($0.03) per diluted share for the first half of fiscal 2009, as compared to a net loss of $0.7 million, or ($0.02) per diluted share, for the first half of fiscal 2008. Results for the first six months of 2009 and 2008 include $4.1 million and $8.1 million, respectively, of pre-tax costs associated with investigation and restatement activities, corporate development initiatives, payments for expired options, workforce reduction, employee retention and non-cash share-based payment expense. Details of these expenses are listed in the table below.

	Six months ended (in thousands)
	July 31,	July 31,
	2008	2009
Investigation and restatement related expenses	$2,935	$2,480
Corporate development related expenses	1,098	348
Payments for expired options	2,308	-
Retention and reduction in force expenses	933	904
Non-cash share-based payment expense	831	355

Total pre-tax expenses	$8,105	$4,087

First and second quarter of fiscal 2009 revenues were $11.6 and $11.9 million, respectively, down 27% and 25% as compared to first and second quarter of fiscal 2008 revenues of $15.9 and 15.8 million, respectively. At July 31, 2009, the Company had $82.9 million in cash, cash equivalents and short-term investments, $89.4 million of working capital, and $95.5 million of shareholders’ equity. The Company’s financial position at such date reflected the special cash dividend of approximately $200 million, or $4.58 per share, paid in April, 2009.

Shawn Osborne, President and Chief Executive Officer, said, “Continued global economic weakness and the decline in wireless infrastructure capital spending has slowed the deployment of Ulticom products by our customers. We have acted quickly to align our operations to sustain gross margins, optimize bottom line performance and to preserve our financial strength. Consequently, we believe we are well positioned to weather current market conditions and capitalize on the growing needs to support an increasingly wireless world.”

Osborne continued, “The rising demand for a converged mobile voice, data and video network is creating a growing need for innovative solutions that can effectively manage the growth and complexity in wireless traffic. With the pace of wireless adoption accelerating, the leading communications infrastructure providers are increasingly relying on trusted vendors, such as Ulticom, with proven, dependable technology and expertise. To capitalize on our competitive advantages in the growing segments of these evolving markets, we are developing new Signalware component and system solutions targeting applications such as next generation broadband mobile access, multimedia transport control, subscriber data management, and enhanced communication services. These solutions will enable us to not only broaden and strengthen our customer relationships, but also to expand into new markets by offering Ulticom products based on emerging Internet protocol technologies. With a strong balance sheet, market leading portfolio of high-quality products, and outstanding customer service, we believe we are well-positioned to build value for our shareholders over the long term.”

Preliminary Unaudited Results for the Third Quarter of Fiscal Year 2009

Subject to completion of its financial review process in connection with the filing of its Quarterly Report on Form 10-Q, the Company expects to report third quarter of fiscal 2009 revenue of approximately $10.5 million up 2% year-over-year as compared to third quarter of fiscal 2008 revenue of $10.3 million. This is down 12% sequentially as compared to second quarter of fiscal 2009 revenue of $11.9 million. The Company estimates that its results of operations for the third quarter of fiscal 2009 will include costs associated with restatement activities, payments for expired options, workforce reduction, employee retention and share-based payment expense totaling approximately $2 million.

The Company currently intends to file its Quarterly Report on Form 10-Q for the fiscal third quarter and conduct a conference call to discuss third quarter financial results on December 10, 2009.

About Ulticom, Inc.

Ulticom provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.

Note: Press Release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties There can be no assurances that the results predicted in any such forward-looking statements will be achieved, and actual events or results could differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, the Company, and should not be considered as an indication of future events or result. Important factors that could cause actual results to differ materially include: the continued risk of potential claims, proceedings or expenses relating to the restatement of the financial statements of the Company required in connection with the completed Audit Committee investigations relating to improper historical option grant practices and other unrelated historical accounting practices and in connection with the Company's evaluation of its revenue recognition and depreciation practices; risks relating to our disclosure controls and procedures, which were ineffective as of January 31, 2009, due to our inability to timely file our financial reports and because of the material weaknesses in our internal control over financial reporting described in our Annual Report on Form 10-K filed on September 30, 2009; risks relating to our ability to comply with the Final Judgment, including our ability to file required reports with the Securities and Exchange Commission as mandated by the Final Judgment; risks relating to our directors and officers liability insurance being unlikely to cover expenses or liabilities relating to our historical improper option-related accounting practices; risks associated with the quotation of the Company’s common stock in the “Pink Sheets,” including limited liquidity due to, among other things, the absence of market makers; the risk that the Company may be unable to list its common stock on The NASDAQ Capital Market or on any other established national securities exchange; risks relating to changes in our capital structure, including in relation to the special dividend paid in April 2009; risks relating to the inaccuracies in our historical periodic reports filed with the Securities and Exchange Commission prior to September 30, 2009, which reports cannot be relied upon; risks relating to the interests of our majority shareholder, Comverse Technology, Inc. which may differ from the interests of other shareholders; risks associated with the dependence on sales of the Company’s Signalware products and the possibility of such products becoming outdated because of new technology; risks relating to the Company’s ability to identify and respond to technological trends in its target markets, develop and maintain solutions that meet customers’ changing needs and enhance existing products to differentiate them from competing products; risks associated with the Company’s dependence on a limited number of customers for a significant percentage of the Company’s revenues, which customers may experience difficulties due to the current market environment and reductions in capital spending among the Company’s current and prospective customers; risks relating to aggressive competition that may force the Company to reduce prices; risks associated with holding a large proportion of the Company’s assets in cash equivalents and short-term investments; risks associated with the Company’s products being dependent upon their ability to operate on and support new hardware and operating systems, signaling systems and protocols of other companies; risks associated with the integration of the Company’s products with those of equipment manufacturers and application developers and the Company’s ability to establish and maintain channel and marketing relationships with leading equipment manufacturers and application developers; risks associated with the Company’s products having long sales cycles and the limited ability to forecast the timing and amount of product sales; risks associated with the Company’s reliance on a limited number of independent manufacturers to manufacture boards for the Company’s products and on a limited number of suppliers for board components; risks associated with becoming subjected to, defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company’s intellectual property rights and the inappropriate use by others of the Company’s proprietary technology; risks associated with our dependence on customers outside of the United States for a significant portion of our total revenues and our exposure to particular risks associated with international transactions; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; risks associated with the increased difficulty in relying on equity incentive programs to attract and retain talented employees and with any associated increased employment costs; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks described the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.

Financial Highlights

Financial highlights at and for the three-month periods ended April 30, 2008 and 2009 and at and for the three and six-month periods ended July 31, 2008 and 2009 appear below. Readers are encouraged to review the Quarterly Reports on Form 10-Q filed today for the first and second quarter of fiscal 2009, in particular the Explanatory Note immediately preceding Item 1; the Condensed Consolidated Financial Statements and notes thereto included in Item 1; and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 2.

ULTICOM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	January 31,	April 30,	July 31,
	2009	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$206,771	$39,914	$17,917
Short-term investments	75,224	41,864	64,979
Accounts receivable, net	11,532	12,681	10,659
Inventories	1,101	1,411	1,234
Prepaid expenses and other current assets	8,059	7,210	5,957
Total current assets	302,687	103,080	100,746
Property and equipment, net	2,841	2,503	2,317
Other assets	9,423	10,083	10,444
Total assets	$314,951	$115,666	$113,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$8,570	$9,006	$6,707
Deferred revenue	2,619	4,164	4,596
Total current liabilities	11,189	13,170	11,303
Total long-term liabilities:	7,296	6,625	6,741
Total shareholders’ equity	296,466	95,871	95,463
Total liabilities and shareholders’ equity	$314,951	$115,666	$113,507

Financial Highlights, continued

ULTICOM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended
	April 30,	April 30,
	2008	2009
Revenues	$15,890	$11,556
Cost of revenues	3,910	3,018
Gross profit	11,980	8,538

Operating expenses:
Research and development	4,572	3,490
Selling, general and administrative	11,344	7,345

Loss from operations	(3,936)	(2,297)
Interest and other income, net	2,024	853

Loss before income taxes	(1,912)	(1,444)
Income tax benefit	(654)	(533)
Net loss	$(1,258)	$(911)

Loss per share:
Basic	$(0.03)	$(0.02)
Diluted	$(0.03)	$(0.02)

Financial Highlights, continued

ULTICOM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,	July 31,	July 31,	July 31,
	2008	2009	2008	2009
Revenues	$15,759	$11,864	$31,649	$23,420
Cost of revenues	4,271	2,890	8,181	5,908
Gross profit	11,488	8,974	23,468	17,512

Operating expenses:
Research and development	4,318	3,367	8,890	6,857
Selling, general and administrative	8,477	6,732	19,821	14,077

Loss from operations	(1,307)	(1,125)	(5,243)	(3,422)
Interest and other income, net	2,097	373	4,121	1,226

Income (loss) before income taxes	790	(752)	(1,122)	(2,196)
Income tax expense (benefit)	270	(237)	(384)	(770)
Net income (loss)	$520	$(515)	$(738)	$(1,426)

Earnings (loss) per share:
Basic	$0.01	$(0.01)	$(0.02)	$(0.03)
Diluted	$0.01	$(0.01)	$(0.02)	$(0.03)

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